AURELIO RESOURCE CORPORATE UPDATE

LAKEWOOD, COLORADO, (November 24, 2008) News Release #08-17

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) reports that David Stafford Johnson has resigned as Executive Chairman and a Director of the Company but has agreed to remain involved as an advisor to the Company.

Dr. Fred Warnaars has consented to act as Executive Chairman of the Company's Board of Directors, filling the vacancy resulting from the resignation of David Stafford Johnson.

"We would like to express our sincere appreciation to David for his valuable contributions to Aurelio over the past two years, particularly in regards to the Telifonda transaction and negotiating the early repayment of the 10% Convertible Debentures. Although we regret David's decision to step down as Chairman, we understand that he is doing so in order to facilitate the closing of the Telifonda Purchase Agreement. I am pleased to say that he has agreed to remain involved with us on a consulting basis, and we look forward to his continued participation and guidance in a legal advisory and strategic planning capacity in 2009 and beyond."

The Company has set a record date of November 20, 2008 for its upcoming Annual Meeting, which it anticipates holding prior to year-end.

On behalf of the Board of Directors,

Stephen B. Doppler

President & CEO

303-795-3030

800-803-1371

303-945-7270 (fax)

About the Company

Aurelio Resource Corporation has previously announced an independent estimate of the mineralized material at the MAN Area of the Hill Copper-Zinc Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

For additional information, please visit our website (www.AurelioResource.com).

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as they constitute predictions of what might be found to be present when and if a project is actually developed.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents with the Investment Company or other required parties, misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K (as amended per Form 10-KSB/A) and Form 10-Q Reports (as amended per Form 10-Q/A) filed with the Securities and Exchange Commission.